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                                  EXHIBIT 8.1





                                                               February 6, 1998



U.S. Transportation Systems, Inc.
33 West Main Street
Elmsford, NY 10523

Precept Investors, Inc.
1909 Woodall Rodgers Freeway, Suite 500
Dallas, TX 75201

Gentlemen:

    Pursuant to an agreement dated as of November 16, 1997, by and between Precept Acquisition Company, LLC, a Texas limited liability company ("Precept Acquisition"), Precept Business Services, Inc., a Texas corporation and the sole owner of Precept Acquisition ("Precept Business Services") and U.S. Transportation Systems, Inc., a Nevada corporation, ("USTS") (the
"Agreement"), USTS will transfer substantially all of its assets and liabilities to Precept Acquisition in exchange for the common stock of Precept Business Services (the "Precept Common Stock") (the "Reorganization"). Precept Acquisition and Precept Business Services are together referred to herein as "Precept." Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    We have acted as legal counsel to USTS in connection with the Reorganization, and you have requested our opinion regarding certain federal income tax consequences of the Reorganization to USTS and the holders of USTS Common Stock and USTS Preferred Stock (together, "USTS Stock") who receive Precept Common Stock pursuant to the Plan of Liquidation and Dissolution. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

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    A.   The Agreement;

    B. The Joint Proxy and Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus included therein (the "Registration Statement"); and

    C. Letter dated December 18, 1997, signed by Michael Margolies on behalf of USTS containing representations as to certain factual matters relating to the Reorganization;

    D. Letter dated February 5, 1998, signed by David Neely, on behalf of Precept containing representations as to certain factual matters relating to the Reorganization; and

    E. Such other instruments and documents related to the formation, organization and operation of Precept and USTS or to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate.

    In preparing our opinion we have reviewed such federal income tax authority as we deemed relevant under the circumstances.

    Further, for purposes of this opinion, we have assumed, with your permission and without independent investigation, the following:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Closing Date) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

         2. The "FACTS" section contained herein is true, correct, and complete in all material respects.

         3. The fair market value of the Precept Common Stock received by the USTS shareholders will be approximately equal to the fair market value of the USTS Stock surrendered in exchange therefor.

         4. Precept will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by USTS immediately prior to the Reorganization. For purposes hereof, amounts paid by USTS to dissenters, amounts used by USTS to pay its reorganization expenses, amounts paid by USTS to shareholders who receive cash or other property, and all redemptions and distributions (except for regular normal dividends) made by USTS immediately preceding the transfer will be included as assets of USTS immediately prior to the Reorganization.

         5. To the best knowledge of the management of USTS, there is no present plan or intention on the part of the USTS shareholders to sell, exchange, or otherwise dispose of, in the foreseeable future, a number of shares of Precept Common Stock

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received in the Reorganization that would reduce the USTS shareholders'
ownership of Precept Common Stock to a number of shares having a value, as of the date of the Reorganization, of less than 50 percent of the value of the formerly outstanding USTS Stock as of the same date. For purposes of this representation, shares of USTS Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Precept Common Stock will be treated as outstanding USTS Stock as of the date of the Reorganization. Moreover, shares of USTS Stock and shares of Precept Common Stock held by USTS shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be taken into account in making this representation.

         6. Precept has no plan or intention to sell or otherwise dispose of any significant portion of the assets of USTS acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

         7. USTS will distribute the stock, securities and other property it receives in the transaction, and its other properties, in pursuance of the plan of reorganization.

         8. Following the Reorganization, Precept will continue the historic business of USTS or use a significant portion of USTS's historic business assets in a business.

         9. Precept, USTS and the shareholders of USTS will pay their respective expenses, if any, incurred in connection with the transaction.

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         10.  The fair market value of the assets of USTS transferred to
Precept will equal or exceed the sum of any liabilities assumed by Precept, plus the amount of liabilities, if any, to which the transferred assets are subject.

         11. The payment of cash in lieu of fractional shares of Precept Common Stock is solely for the purpose of avoiding the expense and inconvenience to Precept of issuing fractional shares and does not represent separately bargained-for consideration.

         12. None of the compensation received by any shareholder-employee of USTS pursuant to any employment, consulting or similar arrangement entered into in connection with the Reorganization (including the employment agreement of Michael Margolies) will be separate consideration for, or allocable to, any of the shares of such shareholder-employee's USTS Stock exchanged in the Reorganization. None of the shares of Precept Common Stock received by any shareholder-employee in the Reorganization will be separate consideration for, or allocable to any such employment, consulting or similar arrangement (including the employment agreement of Michael Margolies) for services rendered or to be rendered. The compensation payable to any shareholder-employee under any such employment, consulting or similar arrangement (including the employment agreement of Michael Margolies) will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         13. Precept Acquisition will elect under Treas. Reg. Section 301.7701-3(a) to be disregarded as an entity separate from its owner, Precept Investors, or will be treated as such under the default rule of Treas. Reg.
Section 301.7701-3(b).

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         14.  Precept has no plan or intention to reacquire any of the Precept
Common Stock issued in the Reorganization.

                                     FACTS

    The Reorganization will be accomplished through the sale of substantially all the assets of USTS to Precept and the assumption of certain of USTS's liabilities by Precept. Certain assets, defined in the Agreement as "Excluded Assets," will be excluded from the sale. In the sale, USTS will receive 9.5 million shares of Precept Common Stock, plus one additional share of Precept Common Stock for each share of USTS Common Stock issued between the date of the Agreement and the date of the closing of the sale, and Precept will assume certain USTS liabilities.

    After the closing of the sale, USTS will make a partial distribution of Precept Common Stock received in the sale to the holders of USTS Common Stock and to the holders of USTS Preferred Stock. The final steps of the Reorganization will require that USTS dispose of its remaining assets, satisfy or make provision for its remaining liabilities and unmatured claims, dissolve USTS and transfer the remaining Precept Common Stock to a liquidating trust (the "Liquidating Trust") within one year of the Closing Date. A final distribution of Precept Common Stock, if any, from the Liquidating Trust will take place into more than three years from the transfer of assets to the Liquidating Trust.

                                    OPINIONS

    Based on the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, and on the Code, the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of today's date, it is our opinion that for federal income tax purposes the Reorganization will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code and accordingly:

    A. USTS and Precept will each be considered a party to a reorganization within the meaning of Section 368(b) of the Code;

    B. No gain or loss will be recognized by USTS or Precept as a result of the Reorganization;

    C. No gain or loss will be recognized to the USTS shareholders upon receipt of Precept Common Stock in liquidation of their USTS Stock pursuant to the Reorganization unless and

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to the extent that a USTS shareholder receives or is deemed to receive property other than Precept Common Stock, recognizing that the receipt of a beneficial interest in the Liquidating Trust will be deemed to be the receipt of property other than Precept Common Stock to the extent that cash or other property is contributed to the Liquidating Trust;

    D. To the extent that they hold their USTS Stock as capital assets, the USTS shareholders receiving Precept Common Stock pursuant to the Reorganization will include their holding period for the USTS Stock in computing their holding periods for such Precept Common Stock;

    E. The holding period of the assets acquired by Precept will include the period for which such assets were held by USTS;

    F. The aggregate tax basis of the Precept Common Stock received by the USTS shareholders in the Reorganization, including Precept Common Stock that is deemed to be received by USTS shareholders as a result of receiving a beneficial interest in the Liquidating Trust, will be the same as the aggregate tax basis such shareholders had in their USTS Stock prior to the Reorganization, increased by the amount of gain recognized on the exchange, and decreased by the amount of any property other than Precept Common Stock received in the Reorganization, or deemed received as a result of the receipt of a beneficial interest in the Liquidating Trust (the aggregate tax basis of the USTS Stock surrendered in the exchange will be allocated between the Precept Common Stock actually received and the USTS's shareholder's pro rata share of the Precept Common Stock held in the Liquidating Trust; and

    G. The tax basis of the USTS assets received by Precept will be the same as the basis such assets had in the hands of USTS immediately prior to the Reorganization.

    In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

    1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given

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that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

    2. No opinion is expressed as to any transaction other than the Reorganization as described in the Agreement or to any transaction whatsoever, including the Reorganization, if all the transactions described in the Agreement or otherwise contemplated, including, without limitation, the establishment of the Liquidating Trust for the sole purpose of liquidating the assets transferred to it with no objective to continue or engage in the conduct of a trade or business, are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    3. This opinion has been delivered to you for the purpose of complying with Securities and Exchange Commission requirements relating to the offering of the Precept Common Stock. We consent to the use of this opinion as an exhibit to the Registration Statement to register the Precept Common Stock issued in connection with the Reorganization, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                                  Very truly yours,

                              /s/ Bressler, Amery & Ross, P.C.
                                  Bressler, Amery & Ross, P.C.